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                                                                   Exhibit 10.10

                  COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT


     This Agreement is entered into as of December     , 1997 (the "Effective
Date"), by and between NEUROCRINE BIOSCIENCES INC., a Delaware corporation having an office at 3050 Science Park Road, San Diego, California 92121 ("Neurocrine"), and RIGEL, INC., a Delaware corporation having an office at 772 Lucerne Drive, Sunnyvale, California 94086 ("Rigel").

                                       RECITALS

     WHEREAS, Neurocrine has an active research program in the area of neurodegeneration and has developed a substantial compound library and drug screening and medicinal chemistry capabilities;

     WHEREAS, Rigel has certain intellectual property and expertise pertaining to the discovery, and identification of molecular targets associated with signal transduction pathways; and

     WHEREAS, Neurocrine and Rigel desire to establish a collaboration for the discovery, development and commercialization of (a) novel protein targets involved in glial cell and macrophage activation, and (b) small molecule inhibitors of protein:protein interactions involving proteins other than those involved in glial cell activation (the "Collaboration"), and to reflect their mutual understanding within this definitive Collaborative Research and Development Agreement (the "Collaboration Agreement" or the "Agreement");

     NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Collaborative Agreement, the parties agree as follows:

                                     AGREEMENT

I.   DEFINITIONS

     1.1 "AFFILIATE" means, as to a party to this Agreement, any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with, such party. For purposes of this Section 1.1, control shall mean (without limitation) in the case of corporate entities, the direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors.

     1.2 "ANNUAL RESEARCH PLAN" means a plan approved by the Steering Committee detailing the scope, level and extent of the Research and Development, the specific technical and scientific responsibilities of each party for each party for each one-year period during the Research and Development Period, as described in Section 3.2.

     1.3 "COLLABORATION PRODUCTS" means collectively, Rigel Collaboration Products and Neurocrine Collaboration Products.


                                      1.


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     1.4    "CONFIDENTIAL INFORMATION" means any proprietary information, including the Neurocrine Technology and Rigel Technology, and any other information relating to any research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business that one party discloses to the other party during the term of this Agreement, whether in oral, written, graphic or electronic form.

     1.5 "DEVELOPMENT MOLECULES" means any small molecule included in the Neurocrine library or produced in the course of Neurocrine's performance of medicinal chemistry on a small molecule included in the Neurocrine Chemical Library pursuant to Section 2.3, which small molecule is screened against a Rigel Target and is determined by the Research Committee to have an EC(50) of less than 1 uM against such target. Development Molecules exclude Peptide Antagonists.

     1.6 "EUROPE" shall mean the United Kingdom, Germany, France, Italy, Spain and Switzerland.

     1.7 "JOINT TECHNOLOGY" means any and all discoveries, modifications, improvements, know-how, trade secrets, inventions (whether or not patentable), patent applications and patents (including, without limitation, all substitutions, divisionals, reissues, reexaminations, continuations, continuations-in-part and inventors' certificates and all foreign counterparts of the foregoing), data, information or physical, chemical or biological material useful or necessary to the development or commercialization of Collaboration Products that is developed by Neurocrine and Rigel jointly during the term of this Agreement as a result of Research and Development under the Annual Research Plan. Ownership of Joint Technology shall be determined in accordance with Article 6.

     1.8   "MAJOR COUNTRIES" means the United States, Europe, Japan and Canada.

     1.9 "NEUROCRINE CHEMICAL LIBRARY" means the library of chemical compounds that Neurocrine owns or controls during the Research and Development Period. For the purposes of this Agreement, the Neurocrine Chemical Library shall be assumed to be approximately one hundred thousand (100,000) compounds during the first year of the Collaboration, and approximately one hundred twenty-five thousand (125,000) compounds during the second year of the Collaboration, and shall be deemed to exclude any compounds that Neurocrine has licensed to a third party prior to the Effective Date and any compounds that Neurocrine is precluded from providing to Rigel under this Agreement by reason of contractual or other proprietary flights of a third party.

     1.10 "NEUROCRINE COLLABORATION PRODUCTS" means any product incorporating or discovered utilizing a Protein Target or a Peptide Antagonist.

     1.11 "NEUROCRINE TECHNOLOGY" means any and all discoveries, modifications, improvements, know-how, trade secrets, inventions (whether or not patentable), patent


                                      2.


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applications and patents (including, without limitation, all substitutions, divisionals, reissues, reexaminations, continuations, continuations-in-part and inventors' certificates and all foreign counterparts of the foregoing), data, information or physical, chemical or biological material useful or necessary to the development or commercialization of Collaboration Products that is owned or licensed (with a right to sublicense) by Neurocrine as of the Effective Date or solely made or developed by Neurocrine during the Research and Development of Collaboration Products pursuant to this Agreement.

     1.12 "PROTEIN TARGET" means an enzyme, receptor, transducer or transcription factor or other molecule identified during the performance of the Research and Development that the Research Committee determines, based upon data generated during the Research and Development, is a molecule primarily involved in glial cell activation. Protein Targets shall exclude Rigel Targets.

     1.13  "PARTY" means Neurocrine or Rigel or their respective Affiliates.

     1.14 "PEPTIDE ANTAGONISTS" means peptides identified or produced by Rigel pursuant to Section 2 that the Research Committee determines, based upon data generated during the Research and Development, to have activity against one or more Protein Targets. Peptide Antagonists exclude Development Molecules.

     1.15 "RESEARCH AND DEVELOPMENT" means the collaborative activities conducted by the parties during the Research and Development Period pursuant to this Agreement targeted toward the generation, identification, production and characterization of Rigel Targets, Protein Targets, Peptide Antagonists and Development Molecules.

     1.16 "RESEARCH AND DEVELOPMENT PERIOD" means the period commencing upon the Effective Date and terminating upon the second anniversary of the Effective Date, during which period the parties shall conduct Research and Development. The parties may extend the Research and Development Period for additional one
(1) year periods upon mutually acceptable terms.

     1.17 "RIGEL COLLABORATION PRODUCTS" means any product incorporating or discovered utilizing Rigel Target or a Development Molecule.

     1.18 "RIGEL TARGET" means an enzyme, receptor, transducer, transcription factor or other molecule that the Research Committee determines, based upon data generated during the Research and Development, is specifically associated primarily with processes other than glial cell activation. Rigel Targets exclude Protein Targets.

     1.19 "RIGEL TECHNOLOGY" means any and all discoveries, modifications, improvements, know-how, trade secrets, inventions (whether or not patentable), patent applications and patents (including, without limitation, all substitutions, divisionals, reissues, reexaminations, continuations, continuations-in-part and inventors' certificates and all foreign


                                      3.


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counterparts of the foregoing), data, information or physical, chemical or biological material useful or necessary to the development or commercialization of Collaboration Products that is owned or licensed (with a right to sublicense) by Rigel as of the Effective Date or solely made or developed by Rigel during the Research and Development of Collaboration Products performed pursuant to this Agreement.

     1.20 "STEERING COMMITTEE" means the committee established under Section 3 of this Agreement.

2.   RESEARCH AND DEVELOPMENT COLLABORATION

     2.1 OVERVIEW. The primary purpose of the Collaboration is to conduct Research and Development toward the discovery and development of Collaboration Products in accordance with the Annual Research Plan. To that end, it is contemplated by the parties that:

           (a) Neurocrine will have primary responsibility for supplying certain cell lines necessary for the study of glial cell activation, providing small molecule compounds from the Neurocrine Chemical Library, performing limited medicinal chemistry as required by the Annual Research Plan, and conducting certain screening and secondary assays and screening compounds from the Neurocrine Chemical Library against Rigel Targets;

           (b) Neurocrine and Rigel will share responsibility for applying the Rigel Technology to develop an appropriate glial cell assay system to identify Protein Targets and Peptide Antagonists; and

           (c) Rigel will have primary responsibility for identifying and providing Protein Targets, identifying and sequencing gene(s) coding for the Protein Targets, and generating, identifying and providing Peptide Antagonists of such Protein Targets. Rigel will also have responsibility for providing Rigel Targets to Neurocrine for screening purposes. It is understood that the individual and joint responsibilities will be set forth in detail in the Annual Research Plan to be developed pursuant to Section 3.2.

     2.2 IDENTIFICATION AND TRANSFER OF PROTEIN TARGETS. The parties shall use diligent efforts to identify and transfer to Neurocrine one or more "primary" Protein Targets that the Research Committee determines, based upon the activity of such target in glial cell function assays performed during the Research and Development, to be the best targets against which to screen small molecules for activity. To this end, within the first year of the Collaboration, Rigel shall use diligent efforts to identify and provide to Neurocrine at least six (6) Protein Targets, the genes encoding those Protein Targets, and Peptide Antagonists active against such Protein Targets, unless the Steering Committee otherwise provides in the Annual Research Plan. In the event that Rigel is unable, using such diligent efforts, to provide the Protein Targets, genes encoding the Protein Targets and/or Peptide Antagonists within the first year of the Collaboration, Rigel shall continue to use diligent efforts to provide such biological materials as soon as possible thereafter.


                                      4.


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     2.3   TRANSFER OF DEVELOPMENT MOLECULE TECHNOLOGY.

           (a) Within the first year of the Collaboration, Rigel may provide to Neurocrine a maximum of three (3) Rigel Targets that Neurocrine shall screen against the Neurocrine Chemical Library. Similarly, during the second year of the Collaboration, Rigel may provide to Neurocrine a maximum of another three (3) Rigel Targets for the purposes of screening against the Neurocrine Chemical Library. In no instance shall Neurocrine be obligated to screen a Rigel Target that it believes in good faith to be in direct competition with a Neurocrine research and development program existing at the time of the request. All Rigel Targets shall be formatted in 96-well plates in an assay suitable for high throughput screening. Within six (6) months of receipt of a Rigel Target, Neurocrine shall screen such Rigel Targets as directed by the Research
Committee and provide Rigel with the results of such screen. In the event Rigel provides more than two Rigel Targets to Neurocrine in any sixty (60) day period, Neurocrine shall have the right to extend the time period within which it must provide the results of the screen by an additional sixty (60) days.

           (b) Based upon the results of the foregoing screening activities, Rigel may select one (1) Rigel Target in each of the two years of the Research and Development Period. During the second year of the Collaboration, Neurocrine shall devote one full-time equivalent (FTE) for the purpose of performing medicinal chemistry on molecules in the Neurocrine Chemical Library that the Research Committee determines are active against the Rigel Target and most suitable for structure-activity relationship development, and perform additional appropriate screening to provide Rigel with a Development Molecule prior to expiration of the Research and Development Period. Once a Development Molecule has been identified, Neurocrine shall no longer be obligated to expend any additional effort or resources on such Rigel Target or Development Molecule. In the event that Neurocrine, in its discretion, determines that it is unable to devote the services of one full-time equivalent (FTE) to such medicinal chemistry activities during the second year of the Collaboration, Neurocrine may elect to provide Rigel with a portion of the Neurocrine Chemical Library (hereinafter the "Sample Library") in lieu of the performance of such services. The Sample Library shall consist of approximately one hundred microliters (100 uL) of a ten millimolar (10mM) stock solution of any compound then existing in the Neurocrine Chemical Library, for which Neurocrine has in its possession a quantity of at least 2 milligrams, on a compound-by-compound basis. The Sample Library shall also include any structural information Neurocrine has in its possession with regard to the transferred compounds. At the end of the second year of the Collaboration (or earlier as provided above), Neurocrine shall provide to Rigel the Sample Library to allow Rigel to conduct internal screening activities, excluding the screening of any targets which Neurocrine is, or reasonably anticipates, itself screening, as determined at the time of transfer. For purposes of clarity, at the time of transfer Neurocrine shall provide Rigel with a list of the targets as to which screening of the Sample Library is prohibited.

     2.4 CONDUCT OF RESEARCH AND DEVELOPMENT. The parties will conduct their respective Research and Development activities under the Annual Research Plan in good


                                      5.


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scientific manner and in compliance with all applicable governmental, regulatory and legal requirements. Neurocrine and Rigel will each use their good faith scientific and business judgment to allocate sufficient time, effort, equipment and facilities to. the Collaboration to achieve the objectives of the Collaboration consistent with the terms of this Agreement and the recommendations of the Steering Committee, as provided in Section 3 below.

     2.5 VISIT OF FACILITIES. Representatives of either party may, upon reasonable notice and at a frequency reasonably acceptable to the Other party during normal business hours (a) visit the facilities where the Research and Development is being conducted; and (b) consult informally, during such visits and by telephone, with personnel of the other party performing the Research and Development. Each party shall bear its own expenses with regard to any such visits. If requested by the other party, Neurocrine and Rigel shall cause appropriate individuals working on the Research and Development to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to each party.

     2.6 DISCLOSURE OF DATA. The parties will promptly provide to each other all data generated during the Research and Development, including, without limitation, all Neurocrine Technology, Joint Technology and Rigel Technology arising during the Research and Development Period.



3.   STEERING COMMITTEE

     3.1 FORMATION. The parties will promptly after the Effective Date form a Steering Committee having six members, with an equal number of representatives from each of Neurocrine and Rigel. Each party may replace its respective representatives on the Steering Committee from time to time upon written notice to the other party.

     3.2   MEETING AND RESPONSIBILITIES.

           (a) Within ninety (90) days from execution of this Agreement, the Steering Committee shall formulate and approve an Annual Research Plan which shall guide each party's activities through December 31, 1998. The Steering Committee will meet regularly during the Research and Development Period to:
(i) set objectives for the Research and Development; (ii) assess the level and extent of the Research and Development activities to be conducted by each party; (iii) review the progress of the Research and Development; (iv) oversee patent matters relating to Joint Technology and any Rigel Technology or Neurocrine Technology to be assigned pursuant to Section 6.3; (v) ensure that the designation of all Rigel Targets, Protein Targets, Peptide Antagonists and Development Molecules is documented and is consistent with the definitions provided herein, and resolve any disputes regarding such designations;
(vi) oversee the extent and timing of any technology transfer necessary or appropriate for the Research and


                                      6.


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Development; and (vii) encourage and facilitate ongoing cooperation between the parties. Meetings of the Steering Committee will take place at mutually agreed upon times and locations. From time to time, the Steering Committee may establish subcommittees (including a Research Committee responsible for directing the parties' day to day Research and Development activities) to oversee particular projects or activities, and such additional subcommittees shall be staffed as designated by the Steering Committee.

           (b) By September 1, 1998, Neurocrine and Rigel shall submit to one another their respective proposals concerning the Research and Development to be conducted during the next calendar year. Thereafter, Neurocrine and. Rigel shall jointly prepare proposed revisions to the draft Annual Research Plan for submission to the Steering Committee for approval. The Steering Committee shall review the proposal as soon as possible after receipt, and shall establish and approve a final Annual Research Plan for the following calendar year prior to or on November 15, 1998. The Steering Committee may amend the Annual Research Plan from time to time as it deems necessary or appropriate. The parties shall alternate the responsibility of preparing and distributing the minutes of such Steering Committee meetings, with Neurocrine preparing the minutes of the first meeting. All such meeting minutes should, whenever possible, be distributed to the parties within twenty-one (21) days from the date of the meeting, and should include any changes to the Annual Research Plan, and a summary of any inventions, discoveries or results achieved under this Agreement which should be deemed to be Joint Technology. If necessary or desired, each party may consult with its respective patent counsel prior to rendering any such designation of results as Joint Technology. The Steering Committee shall attempt to resolve any disagreements regarding whether a given technology should be designated as Joint Technology, Rigel Technology or Neurocrine Technology pursuant to Section 6.6.

     3.3 DISAGREEMENTS. Decisions of the Steering Committee shall be by a majority vote. If no majority vote is obtained with respect to any issue, the matter will be referred to the Chief Executive Officer of each party or such other senior executive designated by a party who is reasonably acceptable to the other party and who has decision-making authority. Such persons shall meet and attempt to resolve the matter in good faith. Any disputes that remain unresolved by such executives shall be submitted for resolution as provided in
Section 9.3.



4.   COLLABORATION FUNDING

     4.1 RESEARCH AND DEVELOPMENT FUNDING. Neurocrine and Rigel shall each be responsible for their own costs associated with activities within the Annual Research Plan.


                                      7.


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5.   LICENSES

     5.1 RESEARCH LICENSE TO RIGEL. Neurocrine hereby grams to Rigel a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under Neurocrine's interest in the Neurocrine Technology, Joint Technology and any Rigel Technology that may be assigned to Neurocrine pursuant to Section 6.5, solely to the extent necessary or appropriate for Rigel to conduct Research and Development of Collaboration Products pursuant to this Agreement.

     5.2 RESEARCH LICENSE TO NEUROCRINE. Rigel hereby grants to Neurocrine a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under Rigel's interest in the Rigel Technology, Joint Technology and any Neurocrine Technology that may be assigned to Rigel pursuant to
Section 6.5, solely to the extent necessary or appropriate for Neurocrine to conduct Research and Development of Collaboration Products pursuant to this Agreement.

     5.3 COMMERCIALIZATION LICENSE TO NEUROCRINE. Rigel hereby grants to Neurocrine an exclusive, worldwide, royalty free license, with the right to sublicense, under Rigel's interest in any applicable intellectual property rights within the Rigel Technology or the Joint Technology solely to develop, make, use, sell, offer for sale and import Neurocrine Collaboration Products.

     5.4 COMMERCIALIZATION LICENSE TO RIGEL. Neurocrine hereby grants to Rigel an exclusive, worldwide, royalty-free, license, with the right to sublicense, under Neurocrine's interest in any applicable intellectual property rights within the Neurocrine Technology or the Joint Technology solely to develop, make, use, sell, offer for sale or import Rigel Collaboration Products.



6.   PATENT MATTERS

     6.1 OWNERSHIP. Subject to Section 6.5, as determined in accordance with the rules of inventorship under U.S. law, each party shall have sole ownership of all inventions made solely by its employees or other agents during the term of this Agreement, which inventions shall be Rigel Technology if made solely by Rigel's employees or agents or Neurocrine Technology if made solely by Neurocrine's employees or agents. The parties shall each own a fifty percent (50%) undivided interest (without accounting) in all inventions made jointly by the parties' employees or other agents, subject to any licenses granted pursuant to this Agreement, which inventions shall be Joint Technology. Specifically, Neurocrine shall have sole ownership and control of the Neurocrine Technology, and Rigel shall have sole ownership and control of Rigel Technology, subject to any licenses granted pursuant to this Agreement. The parties agree that they each shall enter into agreements with their respective employees and other agents providing


                                      8.


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that, to the maximum extent permitted by applicable law, such employees and other agents shall assign (or be obligated to assign) to the party hereto which acts as their employer or principal, the ownership and control of all inventions conceived or reduced to practice by such employees and agents in the course of their employment for, or within the scope of the agency relationship with, each party hereto. Any disputes regarding the designation of inventions as Neurocrine Technology, Rigel Technology or Joint Technology shall be submitted for resolution by the Steering Committee.

     6.2 PROSECUTION OF PATENTS CONSTITUTING RIGEL TECHNOLOGY. Rigel shall prepare, file, prosecute and maintain patent applications and/or patents worldwide, in accordance with Section 6.6, for those inventions within the Rigel Technology and any inventions assigned to Rigel pursuant to Section
6.5. Rigel shall use its best efforts, consistent with its own internal filing procedures, to obtain letters patent on patentable Rigel Technology in all Major Countries and, where possible and appropriate, worldwide.

     6.3 PROSECUTION OF PATENTS CONSTITUTING NEUROCRINE TECHNOLOGY AND JOINT TECHNOLOGY. Neurocrine shall prepare, file, prosecute and maintain patents and/or patent application worldwide, in accordance with Section 6.6, for those inventions within the Neurocrine Technology and within the Joint Technology and any inventions included in the Rigel Technology that are assigned to Neurocrine pursuant to Section 6.5. Neurocrine shall use its best efforts, consistent with its own internal filing procedures, to obtain letters patent in all Major Countries and, where possible and appropriate, worldwide.

     6.4 COOPERATION IN PATENT MATTERS. Consistent with Section 6.6 below, the parties agree to cooperate with each other as necessary or appropriate in the preparation, filing and prosecution of patent applications pursuant to Sections 6.2, 6.3 and 6.5, including providing one another a reasonable opportunity to review and comment on any patent application to be filed in the U.S. or in any other country. All costs associated with the preparation, filing, prosecution and maintenance of patent applications and patents coveting jointly owned Joint Technology shall be shared equally by the parties.

     6.5 TRANSFER OF CERTAIN PATENTS CONSTITUTING NEUROCRINE TECHNOLOGY, RIGEL TECHNOLOGY OR JOINT TECHNOLOGY. Notwithstanding Sections 6.1 and 6.2, Rigel shall assign its interest in any inventions included in the Rigel Technology and any Joint Technology that is solely related to a Protein Target or to a Peptide Antagonist to Neurocrine, and Neurocrine shall thereafter prepare, file, prosecute and maintain patents and/or patent applications worldwide for all such inventions, consistent with the provisions of Section 6.3. Similarly, notwithstanding Sections 6.1 and 6.3, Neurocrine shall assign its interest in any invention included in the Neurocrine Technology and any Joint Technology that is solely related to a Development Molecule or to a Rigel Target to Rigel, and Rigel shall thereafter prepare, file, prosecute and maintain patents and/or patent applications worldwide for all such inventions, consistent with the provisions of Section 6.2.


                                      9.


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     6.6   DISCLOSURE OF INVENTIONS AND REVIEW OF PATENT APPLICATIONS. Each
party shall provide the other with a copy of a summary of any disclosure of an invention (including those inventions included in the Joint Technology) arising in the course of the Collaboration as soon as is reasonably practical after such party recognizes such invention to allow the other party an opportunity to comment upon the subject matter and upon the ownership and inventorship of the invention. Subsequent to the provision of such a summary, designation of an invention as Rigel Technology, Neurocrine Technology or Joint Technology, and the determination of the ownership of such invention, the party responsible for filing a patent application on such invention pursuant to Section 6 shall provide the other party with a copy of any draft patent application directed toward the invention in order. In addition, Neurocrine shall provide to Rigel a copy of all amendments or substantive communications relating to jointly owned Joint Technology sufficiently in advance of any relevant deadline or anticipated submission date to allow Rigel a reasonable opportunity to evaluate and comment upon any such application, amendment or substantive communication.

     6.7 ENFORCEMENT OF PATENTS BY A SINGLE PARTY. (a) Rigel shall have the first right (but not the obligation) to enforce the patents included in the Rigel Technology and any patents included in the Neurocrine Technology or Joint Technology that are assigned to Rigel pursuant to section 6.4 against third party infringement, and (b) Neurocrine shall have the first right (but not the obligation) to enforce the patents included within the Neurocrine Technology or Joint Technology (other than those patents included in the Joint Technology or Neurocrine Technology that are assigned to Rigel pursuant to Section 6.5) against third party infringement. In the event that the party with the first right to enforce a patent pursuant to this Section 6.6 fails to commence enforcement or otherwise terminates the alleged infringement within six months after that party has learned of the alleged infringement, the other party shall have the right, but not the obligation, to bring and control any such action using counsel of its own choice and at its own expense.

     6.8 JOINT ENFORCEMENT OF PATENTS. If one party commences enforcement proceedings pursuant to Section 6.6, the other party may elect upon written notice to the enforcing party to join in the action in order to provide reasonable assistance and to share in the costs and expenses associated with the action. Any monetary awards recovered through the action shall first be applied to fees and expenses, and the remainder shared pro rata based upon the relative financial contribution of the parties to such fees and expenses.

     6.9 THIRD PARTY INFRINGEMENT ACTIONS. If a party receives notice of any suit or claim alleging that the conduct of the activities within this Agreement infringes the proprietary rights of a third party, the parties shall promptly meet to discuss and decide on an appropriate response.


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7.   CONFIDENTIALITY

     7.1 CONFIDENTIALITY OBLIGATION. During the term of this Agreement and for a period of five years thereafter, each party hereto shall maintain in confidence all Confidential Information disclosed to it by the other party. Neither party will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants or investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own proprietary and trade secret information to ensure that such employees, agents, consultants and investigators do not disclose or make any unauthorized use of such Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     7.2   EXCEPTIONS. The obligations of confidentiality contained in
Section 7.1 will not apply to the extent that it can be established by the party receiving Confidential Information (the "Receiving Party") by competent proof that such Confidential Information:

           (a) was already known to the Receiving Party, other than under an obligation of confidentiality with respect thereto, at the time of receipt from the other party;

           (b) was generally available to the public or otherwise part of the public domain at the time of its receipt from the other party;

           (c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

           (d) was received by the Receiving Party, other than under an obligation of confidentiality, by a third party without breach of any obligations of confidentiality with respect thereto.

     7.3 AUTHORIZED DISCLOSURE. Each party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with applicable laws, governmental regulations, or court orders provided that if such party is required to make any such disclosure of the Confidential information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information required to be disclosed, subject to the limitations on disclosure set forth in Section 7.4 (b).

     7.4  PUBLICATION.


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           (a)  During the term of this Agreement and for a period of five
(5) years thereafter, Neurocrine and Rigel each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and maintaining as confidential any Confidential Information or non-patentable information which would have commercial value when undisclosed and maintained as a trade secret. Consequently, if a party, its employees or consultants desire to make a disclosure (including both written publications and oral presentations made in the absence of a contractual obligation of confidentiality) relating to work performed by such party (the "Publishing Party") as part of the Research and Development, it shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral presentation at least thirty (30) days prior to the anticipated date of presentation. The Reviewing Party shall have the right (i) to propose modifications to the publication or presentation to protect the patentability of inventions, to maintain a trade secret or to protect other Confidential Information of a party and (ii) to request a delay in publication or presentation for a reasonable period of time as provided in Section 7.4(b) in order to protect patentable information.

           (b) If the Reviewing Party requests such a delay, the Publishing Party shall delay the submission of the publication or the oral presentation for a period of up to ninety (90) days to allow one or both parties to file patent applications coveting information included in the publication or presentation in accordance with Section 6. If the Reviewing Party reasonably claims that such information, whether patentable or not, either is Confidential Information of the Reviewing Party or may have significant commercial value and can be maintained as a trade secret, the Publishing Party shall publish or disclose only such information which would not adversely affect the confidentiality of such Confidential Information or the commercial value of such trade secret. Upon the expiration of sixty (60) or thirty (30) day review period (as the case may be) set forth in Section 7.4(a), the Publishing Party shall be free to proceed with the written publication or the presentation, as applicable, unless the Reviewing Party has requested a further delay or a modification described in this Section 7.4(b).

8.   TERM AND TERMINATION OF THE AGREEMENT

     8.1 TERM. Unless earlier terminated as provided below, the term of this Agreement shall commence upon the Effective Date and terminate concurrently With the termination of the Research and Development Period.



     8.2   TERMINATION.

           (a)  Each party will have the right to terminate this Agreement
(i) in the event of insolvency or bankruptcy of the other party, or (ii) after written notice to the other that the


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other is in breach of any material term of this Agreement, unless the other party cures such breach before the expiration of sixty (60) days from the date of receipt of such notice.

           (b) Either party may elect to terminate this Agreement during the Research and Development Period prior to its expiration pursuant to Section
8.1 by providing to the other ninety (90) days written notice. In the event that the Agreement is terminated prior to the second anniversary of the Research and Development Period, the parties will meet and determine in good faith the identity and disposition of all intellectual property rights and biological and chemical materials generated up until the time of termination in accordance with
Section 6; provided, however, that the parties will negotiate in good faith the disposition of any intellectual property rights and biological and chemical materials that are not covered by the provisions of Section 6. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

     8.3   EFFECTS OF EXPIRATION OR TERMINATION OF THE RESEARCH AND
DEVELOPMENT PERIOD. Upon expiration of the Research and Development Period or any termination of this Agreement prior to the expiration of the Research and Development Period, all remaining chemical and biological materials included in the Rigel Technology that are in Neurocrine's possession at the time of expiration or termination of the Research and Development Period shall be returned to Rigel, and all remaining chemical and biological materials included in the Neurocrine Technology that are in Rigel's possession at the time of expiration or termination of the Research and Development Period shall be returned to Neurocrine, except to the extent that the parties may otherwise agree during discussions conducted pursuant to Section 8.2 (b).

     8.4 EFFECTS OF EXPIRATION OR TERMINATION OF THE AGREEMENT. Sections 6, 7, 8, 9.1, 9.2, 9.3, 9.9 and 9.10 shall survive any expiration or termination of this Agreement. Upon any termination of this Agreement prior to its expiration pursuant to Section 8.1. the commercialization licenses granted pursuant to Sections 5.3 and 5.4 shall survive such termination of this Agreement; provided, however, that if this Agreement is terminated for material breach by Neurocrine, then the license granted pursuant to Section 5.3 shall not survive such termination, and further provided that if this Agreement is terminated for material breach by Rigel, then the license granted pursuant to
Section 5.4 shall not survive such termination.

9.   MISCELLANEOUS PROVISIONS

     9.1   INDEMNIFICATION.

           (a) Rigel agrees to indemnify, hold harmless and defend the other, its officers, agents, and Affiliates (the "Neurocrine Indemnitees") against any and all claims, suits, losses, damage, costs, fees and expenses of or by third parties (collectively, "Claims") for damage to persons or property resulting directly or indirectly from Rigel's, its Affiliates or its sublicensee's actions in connection with its performance under this Agreement or the manufacture, use, sale offer for sale or import of Rigel Collaboration Products, except to the extent such Claims arise out of or result from the negligence, recklessness or willful acts or omissions of the Neurocrine


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Indemnitees or arise out of or result from any breach of this Agreement by the Neurocrine Indemnitee. Any Neurocrine Indemnitee shall give prompt notice to Rigel of any Claims brought or filed against such Neurocrine Indemnitee, and Rigel shall assume the defense of such Claims with counsel reasonably satisfactory to the Neurocrine Indemnitee. Rigel will not be subject to any liability for any settlement of such Claims made by a Neurocrine Indemnitee without Rigel's consent (not to be unreasonably withheld). The Neurocrine Indemnitee may retain separate counsel with respect to any such Claims at its own expense.

           (b) Neurocrine agrees to indemnify, hold harmless and defend the other, its officers, agents, and Affiliates (the "Rigel Indemnitees") against any and all claims, suits, losses, damage, costs, fees and expenses of or by third parties (collectively, "Claims") for damage to persons or property resulting directly or indirectly from Neurocrine's, its Affiliates or its sublicensee's actions in connection with its performance under this Agreement or the manufacture, use, sale offer for sale or import of Neurocrine Collaboration Products, except to the extent such Claims arise out of or result from the negligence, recklessness or willful acts or omissions of the Rigel Indemnitees or arise out of or result from any breach of this Agreement by the Rigel Indemnitee. Any Rigel Indemnitee shall give prompt notice to Neurocrine of any Claims brought or filed against such Rigel Indemnitee, and Neurocrine shall assume the defense of such Claims with counsel reasonably satisfactory to the Rigel Indemnitee. Neurocrine will not be subject to any liability for any settlement of such Claims made by a Rigel Indemnitee without Neurocrine's consent (not to be unreasonably withheld). The Rigel Indemnitee may retain separate counsel with respect to any such Claims at its own expense.

     9.2 DISCLAIMER OF WARRANTIES. THE RIGEL TECHNOLOGY AND THE NEUROCRINE TECHNOLOGY ARE PROVIDED BY RIGEL AND NEUROCRINE, RESPECTIVELY, "AS IS" AND
EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF DESIGN, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONIFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF
THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES WITH RESPECT THERETO. Without limitation, each party expressly does not warrant the success of any Research and Development activities or the safety or usefulness of any technology it provides hereunder.

     9.3 DISPUTE RESOLUTION. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"), with a panel of three arbitrators with significant experience in the biopharmaceutical industry conducting proceedings in San Diego, California. Such arbitrators


                                      14.


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shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing party to bear all or any unequal portion of the prevailing party's costs. The decision by the arbitrators shall be made within ninety (90) days after the selection of the arbitrators. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it decides in any court of competent jurisdiction at the option of such party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

     9.4 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor shall either party be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than payment of monies due) when such failure or delay is caused by or results from causes beyond reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority, or earthquakes, provided that the affected party uses reasonable efforts to overcome such failure or delay.

     9.5 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any rights or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its obligations hereunder, (b) to a wholly owned subsidiary or, (c) in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of this Section 9.5 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     9.6 PUBLICITY. The parties agree that neither party will originate any news release or other public announcement, written or oral, or otherwise make any disclosure relating to the existence or terms of or performance under this Agreement without the prior written approval of the other party, except as may otherwise be required by law, or as provided in Section 7.4.

     9.7 EXPORT LAWS. Each party hereby agrees that no technology or information licensed from the other, and no product thereof, will be made available or re-exported, directly or indirectly, except in compliance with all applicable export laws and regulations.

     9.8 SEVERABILITY. Both parties hereby expressly agree and contract that it is the intention of neither party to violate any laws, rules, regulations, treaty or decision of any


                                      15.


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government agency or executive body thereof of any country or community or association of countries. Should a court or governmental authority of competent jurisdiction determine that one or more provisions of this Agreement are invalid or unenforceable by reason of such a violation, then the parties hereto shall attempt to substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions closely approximate the economic effect of the invalid provisions. If the parties are unable to formulate a mutually acceptable provision to replace any invalid provision, then such invalid provisions shall be severed from this Agreement and the invalidity of such provision shall not affect the validity of the Agreement as a whole.

     9.9 NOTICES. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated on the first page of this Agreement (to the attention of Gary Lyons, if to Neurocrine, and to the attention of James Gower, if to Rigel), or to such other address as the addressee shall have last furnished in writing to the address or and shall be effective upon receipt by the addressee.

     9.10 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law provisions, and any applicable laws of the United States.

     9.11 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged into and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

     9.12 INDEPENDENT CONTRACTORS. It is expressly agreed that Neurocrine and Rigel shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency of any kind. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written authorization of the other party to do so.

     9.13 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     9.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                      16.


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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Collaborative Agreement.

NEUROCRINE, INC.                        RIGEL, INC.



By:  /s/ Kevin C. Gorman                By:  /s/ James Gower
   -------------------------------         --------------------------------
       Kevin C. Gorman                         James Gower
Title: Senior Director,                 Title: Chief Executive Officer
       Business Development


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